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                                                                    EXHIBIT 99.1


                                 PRESS RELEASE



FOR IMMEDIATE RELEASE                                    CONTACT:

Titanium Metals Corporation                              Joseph S. Compofelice
1999 Broadway, Suite 4300                                Chief Financial Officer
Denver, Colorado   80202                                 (713) 423-3303



                 TIMET ANNOUNCES $150 MILLION PRIVATE OFFERING
                      OF CONVERTIBLE PREFERRED SECURITIES


         DENVER, COLORADO . . . November 11, 1996 . . . Titanium Metals Corporation ("TIMET") (NASDAQ: TIMT) announced today plans to form the TIMET Capital Trust I, a Delaware business trust, to offer tax-advantaged convertible preferred securities in a private offering to qualified institutional buyers in the United States in reliance on Rule 144A under the Securities Act of 1933, as amended (the "Securities Act"), certain institutional accredited investors, as defined in Regulation D under the Securities Act, and pursuant to offers and sales that occur outside the United States within the meaning of Regulation S under the Securities Act. TIMET will own all of the common securities of the Trust. TIMET plans to use the proceeds of the offering to repay approximately $100 million of indebtedness and for general corporate purposes.

         It is anticipated that the Trust will offer up to $150 million in convertible preferred securities with a liquidation preference of $50 each and will grant the initial purchasers an option to purchase an additional $22.5 million in convertible preferred securities to cover overallotments. The securities will represent undivided beneficial ownership interests in the Trust and will be effectively guaranteed by TIMET. The assets of the Trust will consist solely of TIMET's Convertible Junior Subordinated Debentures due 2026. The convertible preferred securities of the Trust will be convertible at the option of the holders thereof into common stock of TIMET.

         The securities being offered have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States or to U.S. persons absent registration or an applicable exemption from the registration requirements.

         TIMET, headquartered in Denver, Colorado, is a leading integrated producer of titanium metal products.

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